Exhibit 10.49

SUPPLY AGREEMENT

This Agreement is made effective as of the first day of January 2011 (the “Effective Date”) by and between Hollister-Stier Laboratories LLC, having a principal place of business at 3525 North Regal Street, Spokane, Washington, 99207-5788 (“Hollister-Stier”) and Emergent BioDefense Operations Lansing LLC, having a principal place of business at 3500 North Martin Luther King Jr. Blvd., Lansing, Michigan  48906 ( “EBOL”).  Both Hollister-Stier and EBOL are referred to herein individually as “Party” and collectively as the “Parties.”

WITNESSETH THAT:

WHEREAS, EBOL has agreed to provide to the United States Government (the “Government”) certain amounts of its licensed pharmaceutical product pursuant to Contract No. 200-2009-30162 between EBOL and the Centers for Disease Control and Prevention dated as of September 30, 2008 (the “2008 CDC Contract”) and any follow-on contracts to the 2008 CDC Contract (each, a “CDC Follow-On Contract” and together with the 2008 CDC Contract, the “CDC Contracts”); and

WHEREAS, EBOL has a commercial interest in the manufacture of the Filled Product (as hereafter defined) and requests the services of Hollister-Stier in the manufacturing of the Filled Product pursuant to the terms and conditions contained herein, and Hollister-Stier desires to manufacture the Filled Product on behalf of EBOL pursuant to the terms and conditions contained herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.	Certain terms are defined in the text of this Agreement. In addition, as used in this Agreement, the following definitions shall apply:

1.1.	“Act” shall mean the U.S. Food, Drug and Cosmetic Act of 1938 (21 U.S. C. § 301 et seq.) and the regulations promulgated thereunder, as the same may be amended from time to time.

1.2.
“Affiliate” shall mean any individual, firm, corporation or other legal entity that directly or indirectly controls, is controlled by, or is under common control with, a Party.  As used in the preceding sentence, “control” means possession, whether direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether pursuant to the ownership of voting securities, by contract or otherwise.

1.3.	“AVA” shall mean BioThrax® (Anthrax Vaccine Adsorbed).

1.4.	"Bulk Lot" shall mean each separate and distinct quantity of Bulk Product designated as a single batch or lot by EBOL and designated by lot number

1.5.
“Batch” or “Lot” shall mean each separate and distinct quantity of Bulk Product manufactured under continuous conditions and designated by EBOL with a formulated anthrax vaccine (FAV) batch or lot number.

1.6.	“Bulk Product” shall mean AVA in bulk form as manufactured by EBOL.

1.7.	“Bulk Product Specification(s)” shall mean the specifications for the composition, testing, packaging and labeling of the Bulk Product

1.8.	“cGMP Regulations” shall mean the applicable current Good Manufacturing Practices as promulgated by the FDA from time to time under the Act, as presently codified in 21 CFR Parts 210 and 211.

1.9.	“Certificate of Analysis” or “COA” shall mean a document executed by Hollister-Stier to certify that a Batch or Lot of Filled Product meets all specifications agreed to by Hollister-Stier and EBOL.

1.10.
“Components” shall mean the raw materials listed in Exhibit A and having the specifications described in Exhibit A, necessary or desirable to manufacture Filled Product which shall be provided by EBOL to Hollister-Stier at EBOL’s expense .

1.11.
“Confidential Information” shall mean any nonpublic information of Hollister-Stier or EBOL including without limitation, trade secrets, business methods, operating procedures, manufacturing methods and processes, prices, and customer information, whether of a written, oral, or visual nature.

1.12.	“FDA” shall mean the United States Food and Drug Administration.

1.13.
”Filled Lot" shall mean each separate and distinct quantity of Filled Product manufactured under continuous conditions from a 120-liter Bulk Lot and that is designated as a single batch or lot by HOLLISTER-STIER and designated by a lot number.

1.14.	"Filled Product" shall mean vials filled by HOLLISTER-STIER with Bulk Product in accordance with all Filling Process Specifications and other requirements of this Agreement.

1.15.
“Filling Process Specification(s)” shall mean the requirements and statement of procedures for filling, testing, packaging, labeling and storage prior to shipping, as set forth in HS001-00-FPS, as altered or amended by mutual written agreement of the Parties.  The Filling Process Specifications do not include matters covered by the Bulk Product Specifications

1.16.	“Intellectual Property” shall mean patents, trade secrets, copyrights, trademarks, trade names, service marks, licenses and other intellectual property rights of a Party.

1.17.	“Lot Production Fee” has the meaning set forth in Section 3.8.3.

1.18.
“Master Batch Record” shall mean a written description of the procedure to be followed by Hollister-Stier in manufacturing of a Batch or Lot of Filled Product, which description shall include, but not be limited to, a complete list of all active and inactive ingredients, components, weights and measures used in manufacturing the Filled Product within the meaning of 21 CFR part 211.186, or its successor as in effect from time to time.

1.19.	"Percentage Yield" shall mean the ratio of the Yield to the Theoretical Yield with respect to a particular Bulk Lot, expressed as a percentage.

1.20.	“Quality Systems Agreement” shall mean the executed agreement attached as Exhibit B, as may be amended by the Parties in writing from time to time.

1.21.
“Regulatory Authority” shall mean a regulatory authority having jurisdiction over the manufacture or sale of Bulk Product or Filled Product, including but not limited to the Canadian Health Protection Branch, the European Medicines Evaluation Agency, the FDA and any other relevant national regulatory agency in any nation, and “Regulatory Authorities” shall mean collectively all such regulatory authorities.

1.22.
”Theoretical Yield" shall mean the number of vials of Filled Product that could be filled from a particular Bulk Lot based on the total amount of Bulk Product in such Bulk Lot, as documented in the Master Batch Record.

1.23.	“Third Party” shall mean any party other than EBOL or Hollister-Stier and their respective Affiliates.

1.24.	“Yield” shall mean the number of acceptable vials of Filled Product shipped to EBOL that were filled from a particular lot of Bulk Product.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.	The Parties agree to the following representations and warranties:

2.1.	Each Party represents and warrants to the other as follows:

2.1.1.	It has full power and authority to enter into this Agreement and perform its obligations hereunder.

2.1.2.
It has such permits, licenses, and authorizations of Regulatory Authorities and any other government agency, authority or body having jurisdiction under applicable law, including Regulatory Authorities with jurisdiction over the Filled Product, Bulk Product and AVA, as are necessary to own its respective properties, conduct its business and perform its obligations hereunder.

2.1.3.
It is not currently debarred, suspended, or otherwise excluded by the FDA or any other Regulatory Authority from conducting business and shall not knowingly use in connection with this Agreement the services of any person debarred by the FDA.

2.1.4.	It is not currently debarred, suspended, or otherwise excluded by the United States from receiving Federal contracts.

2.1.5.
Each Party shall provide immediate written notice to the other Party in the event that Party is debarred, suspended, or otherwise excluded by the FDA or any other Regulatory Authority from conducting business.

2.1.6.	Each Party shall provide immediate written notice to the other Party in the event that Party is debarred, suspended, or otherwise excluded by the United States from receiving Federal contracts.

2.1.7.
Each Party shall provide to each other copies of all correspondence from Regulatory Authorities related to the Bulk Product or Filled Product, including all inspection reports issued by a Regulatory Authority during the term of this Agreement.  Hollister-Stier shall provide informal notice to EBOL within 24 hours by telephone of any such inquiry or inspection.  All documents related to the Bulk Product or Filled Product provided by Hollister-Stier to any Regulatory Authority shall be provided to EBOL, in advance, if feasible, and in no case shall such documents be provided to EBOL later than three (3) business days after such documents are provided to any Regulatory Authority.  Hollister-Stier shall promptly notify EBOL of all Regulatory Authority inspections concerning its filling processes, the Bulk Product or Filled Product, whereupon, EBOL shall have the right to be present for such inspection.  Notwithstanding the foregoing a Party may redact portions of correspondence from or to Regulatory Authorities that would reveal confidential information of other clients.

2.2.	Hollister-Stier represents and warrants to EBOL as follows:

2.2.1.	Hollister-Stier shall process the Bulk Product in compliance with the Quality Systems Agreement, the Master Batch Record, the Filling Process Specifications, the Act and the cGMP Regulations.

2.2.2.
The Filled Product when delivered shall comply with the Filling Process Specifications; provided, however, that Hollister-Stier shall have no liability to EBOL or any Third Party for any breach of the foregoing representation and warranty to the extent that any such breach is caused in whole or in part by EBOL, in compliance with the Filling Process Specifications or by any materials provided by EBOL.

2.2.3.
The manufacturing facilities for the Filled Product shall conform to the standards of those Regulatory Authorities with jurisdiction over such facilities, including, but not limited to, those set forth in the cGMP Regulations.

2.2.4.
No material changes to the Filling Process Specifications, Hollister-Stier’s manufacturing facilities, manufacturing process(es) equipment, testing procedures, validation, suppliers of raw materials and components, or documentation systems relating to the filling of Bulk Product shall be made without the prior written consent of EBOL. Material changes for the purposes of this Agreement are those changes that may potentially have an impact on product quality, regulatory status or submissions.

2.2.5.	Hollister-Stier’s performance of the filling services shall not violate or misappropriate any patent, copyright, trademark, trade secret or other intellectual property right of any Third Party.

2.2.6.	All product contact parts used to manufacture Filled Product shall be dedicated solely to Filled Product or disposed after each use.

2.2.7.	Hollister-Stier shall not fill any penicillin-based antibiotics or live viral vaccines at its facility in Spokane, WA.

2.2.8	The filling services under this Agreement shall be conducted at its facility in Spokane, Washington.

2.3.	EBOL represents and warrants to Hollister-Stier as follows:

2.3.1.	EBOL has all necessary rights to enable Hollister-Stier to manufacture the Filled Product in accordance with the terms and conditions of this Agreement.

2.3.2.
All laboratory, scientific, technical and/or other data submitted by or on behalf of EBOL relating to the Bulk Product shall be complete and correct and shall not contain any falsification, misrepresentation or omission.

2.3.3.
The Bulk Product shall conform to the Bulk Product Specifications and all other Components supplied by or on behalf of EBOL for use in manufacturing the Filled Product shall conform to such Components’ specifications as provided by EBOL to Hollister-Stier.

2.3.4.	Neither the Bulk Product nor the Filled Product or the manufacture of Bulk Product infringe or misappropriate the Intellectual Property rights of any Third Party.

2.4           THE WARRANTIES SET FORTH HEREIN ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY EITHER PARTY UNDER THIS AGREEMENT, AND NEITHER PARTY MAKES ANY OTHER WARRANTIES EXPRESS OR IMPLIED OR ARISING BY LAW, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR ARISING FROM THE COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE.

2.5           EXCEPT AS NECESSARY TO SATISFY A THIRD PARTY CLAIM INDEMNIFIED UNDER ARTICLE 6 OF THIS AGREEMENT, EBOL'S SOLE AND EXCLUSIVE REMEDY, AND HOLLISTER-STIER'S SOLE AND EXCLUSIVE LIABILITY AND OBLIGATION FOR ANY BREACH OF A REPRESENTATION AND WARRANTY SET FORTH IN SECTION 2.2 SHALL BE FOR HOLLISTER-STIER TO PERFORM ITS OBLIGATIONS UNDER SECTIONS 3.8.4, 4.1 OR 4.2, AS THE CASE MAY BE.

2.6           WITHOUT LIMITING HOLLISTER-STIER’S OBLIGATIONS UNDER SECTION 3.8.4 OR EBOL’S OBLIGATIONS UNDER SECTION 3.1, AND EXCEPT AS NECESSARY TO SATISFY A THIRD PARTY CLAIM INDEMNIFIED UNDER ARTICLE 6 OF THIS AGREEMENT, AND/OR IN THE EVENT OF A BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 9 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE OR OTHER LEGAL OR EQUITABLE THEORY, FOR THE COST OF COVER OR FOR ANY INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE FILLED PRODUCT, BULK PRODUCT OR ANY SERVICES PROVIDED IN CONNECTION WITH SUCH PRODUCT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

2.7           EXCEPT AS NECESSARY TO SATISFY A THIRD PARTY CLAIM INDEMNIFIED UNDER ARTICLE 6 OF THIS AGREEMENT, AND/OR IN THE EVENT OF A BREACH OF ITS CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 9 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL HOLLISTER-STIER'S TOTAL LIABILITY TO EBOL IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE FILLED PRODUCT OR ANY SERVICES PROVIDED IN CONNECTION WITH THE  FILLED PRODUCT, EXCEED THE AMOUNT SET FORTH IN SECTION 3.8.4 OF THIS AGREEMENT.

2.8           NOTHING SET FORTH IN THIS AGREEMENT SHALL RESTRICT OR LIMIT HOLLISTER-STIER'S RIGHT TO RECOVER DIRECT DAMAGES, INCLUDING LOST PROFITS, FOR ANY BREACH BY EBOL OF ITS OBLIGATION TO PAY THE PRICE FOR DELIVERED FILLED PRODUCT IN ACCORDANCE WITH ARTICLE 3.

ARTICLE 3

SUPPLY AND MANUFACTURE OF FILLED PRODUCT; FORECASTS,

PURCHASE ORDERS AND PAYMENT

3.	The Parties agree to the following supply and manufacturing provisions:

3.1.
EBOL hereby engages Hollister-Stier, on a non-exclusive basis, and Hollister-Stier hereby accepts such engagement, to provide EBOL with filling services to produce Filled Product in accordance with the Filling Process Specification(s) and the other terms and conditions set forth in this Agreement, as ordered by EBOL in accordance with this Agreement.  Each calendar year during the Term, EBOL will purchase at least 75% of its aggregate requirements of filled AVA from Hollister-Stier (“Requirements Obligation”).

Notwithstanding the above or anything else to the contrary in this Agreement, in the event of a "Supply Failure" (as defined below), no purchase order shall be considered firm and during the pendency of the Supply Failure (as further described below) EBOL shall be released from its Requirements Obligation such that filled AVA obtained from other suppliers during the pendency of the Supply Failure shall not be considered in calculating whether the  Requirements Obligation has been met during a calendar year. "Supply Failure" shall mean that in any given rolling six (6) month period, two (2) or more Filled Lots have each had a Percentage Yield of less than 80%.   For purposes of this definition:(i) any Filled Product properly rejected by EBOL pursuant to the provisions of Sections 4.1 and  4.2 (subject to the ruling of an independent laboratory or  consultant) shall be included in the calculation of the Percentage Yield for such Filled Lot; and (ii) any Filled Lot or Bulk Lot (otherwise suitable to manufacture a Filled Lot) made unusable or destroyed through the fault of Hollister-Stier (or otherwise because it does not meet the Filling Process Specifications and such failure is unrelated to the Bulk Product failing to meet the Bulk Product Specifications or Components failing to meet their specifications) as further described in Section 3.8.4 shall be deemed to be a Filled Lot having a Percentage Yield of less than 80%.  A Supply Failure shall terminate and no longer be pending at such time that Hollister-Stier and EBOL agree in writing that Hollister-Stier has remedied such Supply Failure and is able to manufacture Filled Product in compliance with its representations and warranties set forth in Section 2.2.1 of this Agreement. Such writing shall specifically list the duration of the Supply Failure for purposes of being able to determine whether the Requirements Obligation has been met during a calendar year. Upon EBOL’s written request, Hollister-Stier shall provide EBOL with reasonable documentation or other appropriate evidence of Hollister-Stier’s remedy of such Supply Failure.

EBOL shall maintain accurate and complete books and records of purchases of Filled Product and purchases of filled AVA product  from Hollister-Stier and Third Parties in such form and in such reasonable detail as to enable EBOL and its Affiliates to verify they have met the Requirements Obligation.  Upon the written request of Hollister-Stier, EBOL shall permit an independent certified public accounting firm or consultant selected by Hollister-Stier and reasonably acceptable to EBOL to have access during normal business hours to such of the records of EBOL as may be reasonably necessary to verify that EBOL has met the Requirements Obligation for any calendar year ending not more than three full years prior to the date of such request.  If such accounting firm or consultant concludes that EBOL did not meet the Requirements Obligation (or if without an audit the parties agree the Requirements Obligation was not met) then EBOL shall pay Hollister-Stier for any Filled Lots not provided by Hollister-Stier that would have been provided by Hollister-Stier had EBOL met the Requirements Obligation (ie the Lot Production Fee for such Filled Lots).  The fees and expenses charged by such accounting firm or consultant shall be paid by Hollister-Stier.  However, if the audit discloses that the Hollister-Stier is owed at least $10,000 for the periods under audit,  then EBOL shall pay the fees, costs and expenses charged by the accounting firm or consultant.

3.2.	Hollister-Stier shall be solely responsible for securing and maintaining approval of Hollister-Stier’s facility as a registered FDA facility.

3.3.
Bulk Product and Components: EBOL will supply to Hollister-Stier’s facility, at its expense, (i) sufficient quantities of Bulk Product at least one (1) business day prior to the scheduled fill date and (ii) sufficient Components at least thirty (30) days prior to the scheduled fill date set forth in any purchase order, to enable Hollister-Stier to meet its obligations hereunder.  All such Bulk Product shall conform to the Bulk Product Specifications and all Components will correspond to their respective specifications.  Title to Bulk Product shall remain at all times with EBOL.  Except as expressly provided otherwise in Section 3.8.3, risk of loss of the Bulk Product shall remain at all times with EBOL.

3.4.	EBOL shall be responsible for release of Filled Product for sale or distribution.

3.5.	EBOL shall be responsible for any stability testing program for the Filled Product required by the Act and the cGMP Regulations.

3.6.	EBOL shall be responsible for maintaining any retention samples of the Filled Product required by the Act and the cGMP Regulations.

3.7.
EBOL shall have the right, upon reasonable advance notice to Hollister-Stier, to conduct an annual audit to observe and inspect Hollister-Stier’s facilities and procedures for manufacturing Filled Product.  Such annual inspections will be made by no more than four (4) EBOL representatives and shall be conducted in accordance with the confidentiality provisions as set forth in Article 9.  Each annual inspection shall last no more than two (2) business days.  During such inspection, EBOL's representatives shall (a) be accompanied by a representative of Hollister-Stier, (b) follow such security and facility access procedures as are reasonably requested by Hollister-Stier, and (c) use good faith efforts to avoid disrupting Hollister-Stier's operations.  In addition, EBOL shall have the right to perform reasonable “for cause” audits in addition to any scheduled annual audit.  The specific goals of such audit, the proposed date of such audit, and the names of the individuals who will conduct the audit shall be provided to Hollister-Stier by EBOL in advance of such audit.

3.8.	Forecasts, Purchase Orders, Price, Price Adjustment, Waste/Disposal, Terms of Payment:

3.8.1.
Forecasts:  Within thirty (30) days following execution of this Agreement, EBOL shall supply Hollister-Stier with an initial written, rolling twelve (12) month forecast of EBOL's estimated requirements for Filled Product during such 12 month period (the "Forecast").  Every 90 days thereafter, EBOL will update and extend the Forecast to cover the 12 months beginning with the date of such updated Forecast.  Each Forecast shall include an estimated number of Batches and requested delivery dates for the 12 months covered by such Forecast.  Amounts set forth in a Forecast are good faith estimates, to be used for planning purposes only, and Forecasts shall not constitute purchase orders.

3.8.2.
Purchase Orders:  EBOL will provide Hollister-Stier with a firm purchase order at least sixty (60) days prior to the earliest delivery date specified in such purchase order.  All purchase orders will be sent by facsimile or electronic mail to the address specified by Hollister-Stier.

3.8.2.1.
Each purchase order and any acknowledgment thereof shall be governed by the terms of this Agreement.  In the event a Party uses forms or documents to place or accept purchase orders that contain terms and conditions that are in addition to or contrary to those in this Agreement, the Parties agree and acknowledge that such forms or documents will be used for convenience only, and that unless agreed by both Parties in writing no terms or conditions set forth therein, except with respect to quantity and date of delivery on the face of the purchase order, shall be of any force or effect.  Hollister-Stier shall be deemed to have accepted a purchase order unless it objects in writing within ten business days after receiving a purchase order.  Hollister-Stier may refuse to accept a purchase order only in the event it cannot accommodate the delivery date requested in the purchase order in which case the Parties shall agree on an alternative delivery schedule.  Once a purchase order is accepted or deemed accepted by Hollister-Stier,  Hollister-Stier shall be required to use commercially reasonable efforts to meet the delivery dates(s) set forth in such purchase order; provided however, that Hollister-Stier’s efforts shall not be deemed commercially reasonable if, following Hollister-Stier's acceptance of a purchase order as provided in this Section 3.8.2.1, other than as a result of a force majeure event or the requirement of a Regulatory Authority, Hollister-Stier suspends or cancels the manufacture of Filled Product in order to manufacture a Third Party product and, as a result, Hollister-Stier is unable to meet the delivery date for the Filled Product specified in the applicable purchase order and further provided, that the scheduled fill date shall not be changed without EBOL’s prior written approval not to be unreasonably withheld.

3.8.2.2.
EBOL reserves the right to cancel or postpone any purchase order after acceptance by Hollister-Stier.  However, should EBOL cancel or postpone any purchase order within fourteen (14) calendar days prior to the scheduled fill date, EBOL shall pay Hollister-Stier a cancellation fee equivalent to 25% of the purchase price for the Filled Product described in the purchase order.

3.8.3.
Price and Shipping:  EBOL shall pay Hollister-Stier, in U.S. dollars, the price specified in Exhibit C annexed hereto (“Lot Production Fee”) for each Bulk Lot  filled during each respective year.  The price excludes all taxes, duties, shipping, insurance and other expenses.   Bulk Product shall be delivered FCA Hollister-Stier’s facility, Spokane, Washington, freight prepaid.  Following Hollister-Stier’s processing of Bulk Product, Hollister-Stier shall deliver Filled Product to EBOL’s carrier at Hollister-Stier’s site and risk of loss shall pass to EBOL when the Filled Product is tendered to the carrier for shipment to EBOL.  Shipment and insurance of Bulk Product and Filled Product during shipment shall be arranged by EBOL and the price and liability of such shipment shall be borne by EBOL.

3.8.4.
Price Adjustment/Loss of Filled Lot: In instances where the Percentage Yield for accepted Filled Product is less than ninety percent of the Theoretical Yield EBOL shall AS ITS SOLE REMEDY THEREFOR, be entitled to a prorata price adjustment to reflect the shortfall below the threshhold.  As an example, if the Theoretical Yield for a given Filled Lot is 18,000 vials and fifteen thousand, three hundred (15,300) vials of Filled Product from a Filled Lot are accepted by EBOL (subject to Article 4 hereof), the Percentage Yield for this Filled Lot is 85%.  The Lot Production Fee for such Filled Lot would therefore be reduced by 5%.

If an entire Filled Lot or the Bulk Product is made unusable or is destroyed through the fault of Hollister-Stier (or otherwise because it does not meet the Filling Process Specifications and such failure is unrelated to the Bulk Product failing to meet the Bulk Product Specifications), Hollister-Stier shall promptly so inform EBOL or EBOL shall promptly so inform Hollister-Stier, as the case may be, together with an explanation of the circumstances and Hollister-Stier shall not charge EBOL for that Filled Lot.  AS EBOL’S SOLE REMEDY THEREFOR, Hollister-Stier shall  (i) conduct the filling services for two (2) replacement Bulk Lots without charge, provided that EBOL at its risk and expense shall supply the replacement Bulk Product and all necessary Components; (ii) conduct a non-conforming materials run without charge to EBOL, if reasonably so requested by EBOL; and (iii) conduct, without charge to EBOL, appropriate additional training of personnel, development work and/or technical studies to address the causes underlying the failed fill as EBOL and Hollister-Stier agree in good faith after consultation are called for under the circumstances.

3.8.5.
Waste/Disposal of Rejected Bulk Product or Filled Product: The expense for disposal or reclamation of rejected defective Bulk Product or Filled Product shall be borne by EBOL, provided, however, that normal inspection (manufacturing fallout through visual inspection by Hollister-Stier of an otherwise acceptable lot) rejects or other associated Filled Product or Bulk Product lost during the filling process at Hollister-Stier shall not be deemed subject to this subsection 3.8.5 and EBOL shall have no responsibility for disposal, reclamation or any costs associated therewith.

3.8.6.
Terms of Payment:  Invoices shall be payable to Hollister-Stier at the later of forty-five (45) calendar days after EBOL's acceptance or deemed acceptance of  Filled Product as set forth in Article 4 or receipt of invoice.  All amounts not paid when due shall bear interest from the due date at the rate of one and one-half percent (1.5%) per month.

3.8.6.1.	Invoices shall be sent to the following address:

Emergent BioDefense Operations Lansing LLC

Attention: Accounts Payable

3500 N. Martin Luther King Jr., Blvd.

Lansing, MI 48906

3.8.6.2.	All payments due hereunder to Hollister-Stier shall be sent by wire transfer of funds via the Federal Reserve Wire Transfer System to:

ACH ABA# 323070380

WIRE ABA# 026009593

Beneficiary: Hollister-Stier Laboratories LLC

Account # 004850802409

Swift Code BOFAUS3N

Or by check via mail to:

Hollister-Stier Laboratories LLC

14110 Collections Center Drive

Chicago, IL 60693-4110

ARTICLE 4

INSPECTION AND REJECTION OF FILLED PRODUCT; QUALITY CONTROL

4.	The Parties agree to the following provisions for acceptance or rejection of Filled Product and certain matters relating to quality control:

4.1.
Each Batch of Filled Product delivered to EBOL hereunder shall be accompanied by a Certificate of Analysis signed by a duly authorized representative of Hollister-Stier.  EBOL shall have 30 days from the date of receipt of the Certificate of Analysis to inspect and reject acceptance by written notice to Hollister-Stier; provided, however, that any such notice shall set forth EBOL's reasons for rejection in reasonable detail and provided, further, that EBOL may reject Filled Product only if: (i) EBOL claims a material breach of Hollister-Stier's representations and warranties in Section 2.1 or 2.2 of this Agreement with respect to such Filled Product; or (ii) Hollister-Stier has failed to deliver a Certificate of Analysis for such Filled Product.  If Hollister-Stier does not receive EBOL's written notice of rejection within such 30 day period, EBOL shall be deemed to have accepted Filled Product.

4.2.
In the event EBOL provides Hollister-Stier with a timely notice of rejection as set forth in Section 4.1, Hollister-Stier shall have thirty (30) days to review the reason for the rejection.  If Hollister-Stier disagrees with EBOL’s decision to reject the Filled Product, the Parties shall use their best efforts to resolve the dispute  amicably and promptly.  If the Parties are unable to reach a resolution within 60 days after EBOL's notice of rejection, the matter shall be referred to any independent laboratory or consultant mutually acceptable to the Parties, whose decision as to the acceptance of such Filled Product shall be final and binding.  The Party against whom the dispute is decided shall pay any charges for such laboratory or consultant.  If the laboratory or consultant determines that the returned Filled Product did not conform to the acceptance criteria set forth in Section 4.1 hereof, EBOL shall be entitled to the remedies set forth in Section 3.8.4 hereof.

4.3.
In addition to any safety requirements set forth in the Quality Systems Agreement or the Master Batch Record, Hollister-Stier shall develop, adopt and enforce safety procedures for manufacturing Filled Product in compliance with the Act and the cGMP Regulations.

4.4.
In the event (a) any Regulatory Authority issues a request, directive or order that any of the Filled Product be recalled, withdrawn, or corrected, (b) a court of competent jurisdiction orders such an action, or (c) either Party reasonably determines that any Filled Product should be recalled, withdrawn or corrected, the Parties shall take all appropriate corrective actions as they reasonably mutually determine, and shall cooperate in any governmental investigations relating to the Filled Product.  As between Hollister-Stier and EBOL, EBOL shall be solely responsible for initiating, conducting, and managing any recall, withdrawal or correction effort.  EBOL shall be solely responsible for all related expenses, except that Hollister-Stier shall be liable for such expenses to the extent that the recall, withdrawal or correction resulted solely from a breach by Hollister-Stier of any of its representation and warranties set forth in Section 2.1 or 2.2 of this Agreement.

4.5.
EBOL shall provide to Hollister-Stier copies of all material regulatory submissions that relate to Hollister-Stier's services under this Agreement, which copies shall be provided reasonably in advance of submission.  Hollister-Stier shall consult with EBOL in responding to questions from the Regulatory Authorities regarding manufacturing of the Filled Product.  Each Party shall notify the other promptly after receipt of any notice of any Regulatory Authority inspection, investigation or other inquiry regarding the Filled Product.  The Parties shall cooperate with each other during any such inspection, investigation or other inquiry including, but not limited to, allowing, upon reasonable request, a representative of the other to participate during such inspection, investigation or other inquiry, and providing copies of all relevant documents.

4.6.	The Parties agree to the following provisions regarding adverse events and complaints:

4.6.1.
EBOL shall be responsible to (a) report adverse events involving the Filled Product to the FDA and other Regulatory Authorities, and (b) respond to quality complaints and medical and technical inquiries, respecting the Filled Product.

4.6.2.
In the event Hollister-Stier (a) receives information regarding any adverse event relating to the Filled Product, (b) receives any complaints relating to the Filled Product, (c) receives any medical or technical inquiry relating to the Filled Product, or (d) discovers or is notified of any defect in the Filled Product, it shall (i) promptly notify EBOL and (ii) conduct an investigation in accordance with its normal procedures for complaints, inquiries or discoveries of that nature and promptly report the results of such investigation to EBOL.  The Parties shall reasonably cooperate with and assist each other in connection with any such matter.

ARTICLE 5

INTELLECTUAL PROPERTY RIGHTS

5.	The Parties agree to the following provision regarding Intellectual Property:

5.1.
Limitation of Use:  Except as expressly stated in this Agreement, no Intellectual Property rights of any kind or nature are conveyed by this Agreement and  neither Party shall have any right, title or interest in or to the other Party’s Intellectual Property rights for any purpose whatsoever without such other Party’s prior written consent.  Upon termination of this Agreement for whatever reason, neither Party shall use or exploit in any manner whatsoever any Intellectual Property rights of the other Party.

ARTICLE 6

INDEMNIFICATION FOR THIRD PARTY CLAIMS

6.	The Parties agree to the following clauses regarding indemnification for Third Party claims:

6.1.
Indemnification by EBOL:  EBOL shall indemnify, defend and hold Hollister-Stier, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any and all damages, losses, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) (collectively, "Liabilities") resulting from any Third Party claims or suits to the extent arising out of (1) the ownership or handling of the Filled Product,by parties other than Hollister-Stier, or the use, distribution, marketing or sale of the Filled Product, (2) EBOL’s sale of filled AVA products manufactured by Third Parties; (3) EBOL's material breach of any of its warranties or representations, or failure to perform any of its obligations, hereunder,  (4) EBOL's negligent acts or omissions or willful misconduct; or failure of the Bulk Product or Components to meet their respective specifications; or (5) infringement of any Third Party Intellectual Property by the Bulk Product or the Filled Product or manufacture of the Bulk Product  or any misappropriation of Third Party Intellectual Property by EBOL.

6.2.
Indemnification by Hollister-Stier:  Hollister-Stier shall indemnify, defend and hold EBOL, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any and all Liabilities resulting from any Third Party claims to the extent arising out of (1) Hollister-Stier's failure to manufacture Filled Product in accordance with the Filling Process Specifications, (2) Hollister-Stier’s material breach of any of its warranties or representations, or failure to perform any of its obligations, hereunder; (3) Hollister-Stier’s negligent acts or omissions or willful misconduct; or (4) Hollister-Stier’s infringement or misappropriation  of any Third Party Intellectual Property in performing the filling services.

6.3.	Indemnification Procedures:

6.3.1.
Any Party hereto seeking indemnification hereunder (in this context the “Indemnified Party”) shall notify the other Party (in this context the “Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party any claim by a Third Party (a “Third Party Claim”) in respect of which the Indemnified Party intends to base a claim for indemnification hereunder.

6.3.2.
(1) The Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) calendar days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense and handling of such Third Party Claim, at the Indemnifying Party’s sole expense, in which case the provisions of Section 6.3.2(2) below shall govern.

(2) The Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense and handling of such Third Party Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party apprised of the status of the Third Party Claim.  The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, agree to a settlement of any Third Party Claim that could directly or indirectly lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder.  The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel at its own expense.

6.3.3.
(1) If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) calendar days after receipt of the notice from the Indemnified Party of any Third Party Claim, of the Indemnifying Party’s election to assume the defense or handling of such Third Party Claim, the provisions of Section 6.3.3(2) below shall govern.

(2) The Indemnified Party may, at the Indemnifying Party’s expense, select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate, provided, however, that the Indemnified Party shall keep the Indemnifying Party timely appraised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.  If the Indemnified Party defends or handles such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

6.3.4.	The indemnification remedies in this Article 6, shall constitute the sole and exclusive remedies of the Parties with respect to any Third Party Claims arising under or relating to this Agreement.

6.4.
Limitation of Liability:  Notwithstanding any other provisions of this Agreement, except with respect to claims for bodily injury and/or death, Hollister-Stier's aggregate (not per claim) indemnification liability to EBOL and its Affiliates for Third Party Claims pursuant to this Article 6 shall not exceed one Lot Production Fee, and in no event will Hollister-Stier be liable for EBOL’s cover damages to Third Parties. With respect to claims of indemnification or contribution for bodily injury or death, Hollister-Stier’s liability for indemnification and/or contribution shall be strictly limited to the insurance proceeds (excluding defense costs) it receives or which are paid on its behalf.

ARTICLE 7

INSURANCE

Each of EBOL and Hollister-Stier shall obtain and maintain by no later than the scheduled delivery date for the first Batch of Filled Product delivered under this Agreement, either itself or through one or more of its Affiliates, with reputable carriers, the following insurance:

(a)	Product Liability insurance with limits of not less than Ten Million United States Dollars (US $10,000,000) per claim/annual aggregate;

(b)	Workers Compensation as required by all applicable laws;

(c)
Employer’s Liability insurance with a policy limit of not less than $1,000,000; Commercial General Liability Insurance including contractual liability with minimum limits of $1,000,000 for each occurrence and $2,000,000 general aggregate; and

(d)	Umbrella insurance with minimum limits of $5,000,000 each occurrence and in the aggregate.

Upon request, each Party shall furnish the other Party with a certificate of insurance evidencing the insurance coverage required to be maintained herein and provide at least thirty (30) days prior written notice of cancellation.  Such policies shall be provided by unrelated third party insurance companies rated A-VII or better in the most current edition of Best’s Key Rating Guide.

ARTICLE 8

TERM AND TERMINATION

8.	The Parties agree to the following clauses regarding the term and termination of this Agreement:

8.1.
Term:  This Agreement shall remain in full force and effect for five (5) years after the Effective Date (the “Term”), unless terminated earlier in accordance with 8.2 or 8.3. This Agreement shall automatically renew  for up to two (2) additional two (2) year terms (each a “Renewal Term”) unless EBOL provides notice of non-renewal  to Hollister-Stier not less than ninety (90) days prior to the expiration of the Term or the Renewal Term, as the case may be.

8.2.
Termination for Default:  This Agreement may be terminated by either Party in the event of material breach or default by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor.  Upon receipt of such notice, with respect to such defaults as are capable of being cured, the defaulting Party shall have ninety (90) calendar days to respond by curing such default.  If the breaching Party does not respond or fails to work diligently and to cure such breach within such ninety (90) day period, then the other Party may terminate this Agreement.

8.3.	Bankruptcy or Insolvency:

8.3.1.	Either Party may terminate this Agreement upon the occurrence of any of the following with respect to the other Party:

8.3.1.1.	The filing of an involuntary petition under the U.S. Bankruptcy Code, or any other similar law, which is not dismissed within sixty (60) days after the filing date; or

8.3.1.2.	The filing of a voluntary petition by such other Party for relief under the U.S. Bankruptcy Code or other similar law which is not dismissed within sixty (60) days after the filing date.

8.4.	Rights and Duties Upon Termination:

8.4.1.
Termination of this Agreement for whatever reason, shall not affect the obligations of either Party, including payment of obligations which have accrued prior to such termination, and EBOL’s obligation to purchase Filled Product subject to binding purchase orders.   Articles 1, 2, 3, 4, 5, 6, 9, 10, 11 and 12 and Section 8.4 shall survive the termination.

ARTICLE 9

CONFIDENTIALITY

9.
In carrying out their respective obligations under this Agreement, it is recognized by Hollister-Stier and EBOL that each may disclose to the other Confidential Information of the disclosing Party, and they hereby agree as follows with respect to any such disclosure:

9.1.	Form of Disclosure: Confidential Information may be disclosed in oral, written or electronic form.

9.2.
Obligations:  The receiving Party shall hold Confidential Information in confidence and use it only for the purpose of performing its obligations under this Agreement or otherwise complying with applicable laws, rules or regulations.  Except as provided below, the receiving Party shall not disclose, disseminate or distribute any such Confidential Information to any Third Party unless prior written authorization has been obtained from the disclosing Party.  These obligations shall not apply to:

9.2.1.	Information which, at the time of disclosure, is generally known to the public;

9.2.2.	Information which, after disclosure, becomes generally known to the public by publication or otherwise, except by breach of this Agreement by the receiving Party;

9.2.3.
Information which the receiving Party can demonstrate by its written records was in the receiving Party’s possession at the time of the disclosure, and which was not acquired directly or indirectly, from the disclosing Party under an obligation of confidentiality;

9.2.4.
Information which is lawfully disclosed to the receiving Party on a non-confidential basis by a Third Party who is not obligated to the disclosing Party or any other Third Party to retain such information in confidence;

9.2.5.	Information which results from independent research and development by the receiving Party, as shown by competent evidence; or

9.2.6
Information which is required to be disclosed by law, regulation or legal process; provided that the Party so disclosing such Confidential Information timely informs the other Party and uses commercially reasonable efforts to limit the disclosure and maintain its confidentiality to the extent possible. EBOL and/or Hollister-Stier may, and may permit its Affiliates to, disclose the existence, terms and text of this Agreement to the extent it deems necessary to comply with the rules or regulations of a relevant stock exchange or similar governing body (including the U.S. Securities and Exchange Commission).

9.3.
Each Party covenants and agrees that it has and shall use commercially reasonable efforts to prevent the unauthorized use, disclosure, copying, dissemination or distribution of the other Party’s Confidential Information.  Without limiting the foregoing, the receiving Party shall make Confidential Information of the other Party available only to those of its employees, agents and other representatives who have a need to know the same for the purpose carrying out this Agreement or to fulfill their obligations to a Party as accountants, lawyers, or in other advisory roles and who have been informed that the Confidential Information belongs to the disclosing Party and is subject to this Agreement, and who have agreed or are otherwise obligated to comply with the confidentiality provisions of this Agreement.

ARTICLE 10

FORCE MAJEURE/DISPUTE RESOLUTION

10.	The Parties agree to the following:

10.1.
Effect of Force Majeure:  Neither Party shall be held liable or responsible for any loss or damages resulting from any failure or delay in its performance due hereunder (other than payment of money) caused by force majeure.  As used herein, force majeure shall be deemed to include any condition beyond the reasonable control of the affected Party including, without limitation, strikes or other labor disputes, war, riot, earthquake, tornado, hurricane, flood or other natural disasters, fire, civil disorder, explosion, accident, sabotage, lack of or inability to obtain adequate fuel, power, materials, labor, containers, transportation, supplies or equipment, compliance with governmental requests, laws, rules, regulations, orders or actions; inability despite good faith efforts to renew operating permits or licenses from local, state or federal governmental authorities; breakage or failure of machinery or apparatus; national defense requirements; or supplier strike, lockout or injunction.

10.2.
Notice of Force Majeure:  In the event either Party is delayed or rendered unable to perform due to force majeure, the affected Party shall give notice of the same and its expected duration to the other Party promptly after the occurrence of the cause relied upon, and upon the giving of such notice the obligations of the Party giving the notice will be suspended during the continuance of the force majeure; provided, however, such Party shall take commercially reasonable steps to remedy or mitigate the force majeure with all reasonable dispatch.  The requirement that force majeure be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party.

10.3
Dispute Resolution:  The Parties hereto agree to perform the terms of this Agreement in good faith, and to attempt to resolve any controversy, dispute or claim arising hereunder in good faith.  Any dispute regarding the validity, construction, interpretation, or performance of this Agreement (other than provisions hereof relating to any Intellectual Property rights, or the confidentiality obligations contained in Article 9 hereof for which immediate injunctive relief may be sought) shall be resolved as follows:

(a)	A Party shall provide written notice of the dispute to the other Party.

(b)
Each Party shall designate one senior executive to represent it in a meeting to resolve the dispute.  Within fifteen (15) days of receipt of notice of a dispute, the designated executive officers shall meet, in person or by telephone, to attempt to resolve the dispute.  The designated executive officers shall negotiate in good faith to achieve a resolution to the dispute referred to them within thirty (30) days after such meeting.

(c)
If the designated executive officers are unsuccessful in resolving the dispute as provided above, either may recommend that the dispute be submitted to non-binding mediation.  If both executive officers agree that the matter be submitted to mediation, within twenty (20) days the Parties shall select a mutually acceptable licensed mediator to conduct the mediation.  Mediation shall take place within sixty (60) days of retaining the licensed mediator at a location selected by the mediator.  For so long as both Parties agree to such mediation, the Parties shall participate in good faith in the mediation effort.

(d)
If the matter is not submitted to mediation, the Parties have not selected a mediator within the twenty (20) day period or the dispute has not been resolved within forty-five (45) days after the initiation of mediation, each Party shall then have the right to pursue remedies available to it at law or in equity, subject to the terms of this Agreement.

(e)
The Parties shall equally share the fees and reasonable expenses of the licensed mediator.  The Parties shall each be responsible for all of their own costs of mediation and/or other dispute resolution.

 ARTICLE 11

NOTICES

Except as otherwise specifically set forth in Section 3.8.2 with respect to purchase orders, all notices and other communications provided herein shall be in writing and shall be deemed to be delivered when deposited in the United States mail, postage prepaid and certified, or hand-delivered, or sent by express service courier, charges prepaid, to the address of the other Party designated below:

EBOL Emergent BioDefense Operations Lansing LLC 3500 North Martin Luther King Jr. Blvd., Lansing, Michigan 48906 Attention: Supply Chain	Hollister-Stier Hollister-Stier Laboratories LLC 3525 North Regal Street Spokane, WA 99207 Attention: Sitakant Chaudhury

The addresses and persons provided above may be changed by either Party by providing the other Party with written notice of such change.

ARTICLE 12

MISCELLANEOUS

12.	The Parties agree to the following miscellaneous clauses:

12.1.
Entire Agreement:  This Agreement and attached exhibits contain the entire understanding between the Parties with respect to the subject matter hereof, and may be modified only by a written instrument duly executed by each Party’s authorized representative.  Any existing confidentiality agreements between the Parties shall remain in full force and effect, and in the event of conflicts between such agreements and this Agreement, the more restrictive provision shall control.

12.2.
Independent Contractors:  The Parties are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers.  Neither Party shall have power or right to bind or obligate the other, nor hold itself out as having such authority.

12.3.
Publicity:  Except as explicitly set forth below in Section 12.4, any press release, publicity or other form of public written disclosure related to this Agreement prepared by one Party shall be submitted to the other Party prior to release for written approval, which approval shall not be unreasonably withheld or delayed by such other Party.

12.4.
Use of Party’s Name:  Except as expressly provided or contemplated hereunder and except as otherwise required by applicable law, no right is granted pursuant to this Agreement to either Party to use in any manner the trademarks or name of the other Party, or any other trade name, service mark, or trademark owned by or licensed to the other Party in connection with the performance of the Agreement.  To the extent required by applicable law, the Parties shall be permitted to use the other Party’s name and disclose the existence and terms of this Agreement in connection with required public regulatory filings, public securities filings and private placement memoranda and documentation, using reasonable commercial efforts to protect the confidentiality of the terms of this Agreement.

12.5.
Severability:  If any provision of this Agreement or any Exhibit is held to be invalid or unenforceable to any extent, then (a) such provision shall be interpreted, construed or reformed to the extent reasonably required to render it valid, enforceable and consistent with the Parties' original intent underlying such provision and (b) such invalidity or unenforceability shall not affect any other provision of this Agreement or any other agreement between the Parties.

12.6.
Assignment:  This Agreement may not be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, either Party may, without such consent, assign this Agreement

(a)	in connection with the transfer or sale of all or substantially all of the assets of such Party or the line of business of which this Agreement forms a part, or

(b)	in the event of a merger or consolidation of a Party.

Any purported assignment in violation of the preceding shall be void.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  No assignment shall relieve either Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment.

12.7.
Governing Law:  This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, irrespective of any conflicts of law rule which may direct or refer such determination of applicable law to any other state, and if this Agreement were performed wholly within the state of Washington.

12.8.	Headings: Paragraph headings and captions used herein are for convenience of reference only and shall not be used in the construction or interpretation of this Agreement.

12.9.
Waiver:  Neither Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.  Any such waiver shall be made in writing.

12.10.
Construction:  This Agreement has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against either Party by reason of such Party’s being the drafter hereof or thereof.

12.11.	Exhibits: Any and all exhibits referred to herein form an integral part of this Agreement and are incorporated into this Agreement by this reference.

12.12.	Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single instrument.

12.13.	PRIME CONTRACT FLOW DOWN

(a)           The services being provided by Hollister-Stier under this Agreement represent subcontracted work under EBOL’s 2008 CDC Contract. Certain provisions of that contract, the titles of which are set forth in Exhibit D hereto (the “Flow-Down Provisions”) are hereby incorporated by reference into this Agreement and made a part hereof except that where not inappropriate in the context of the clauses, “Government” shall mean “EBOL”, “Contracting Officer” shall mean “EBOL’s representative”, “Contractor” shall mean “Hollister-Stier” and other terms shall be appropriately revised to reflect that this Agreement is a subcontract. Notwithstanding the foregoing with respect to FAR 52.249-2, Government shall mean EBOL, and Contractor shall mean Hollister-Stier, only if the Government terminates EBOL’s prime contract for convenience. In addition these FAR and HHSAR provisions shall only be applicable with respect to CDC Contracts and shall not give EBOL any additional rights under any contracts which are not CDC Contracts.

(b)           Upon EBOL’s entry into a Follow-On Contract, Exhibit D shall automatically be amended and the provisions of any required additional Flow-Down Provisions shall be incorporated by reference into the Agreement and made a part hereof with no further action required by the Parties, except that EBOL shall provide written notice to Hollister-Stier of the amendment of Exhibit D with reference the specific Flow-Down Provisions added to the Agreement.  Where not inappropriate in the context of the clauses, “Government” shall mean “EBOL”, “Contracting Officer” shall mean “EBOL’s representative”, “Contractor” shall mean “Hollister-Stier” and other terms shall be appropriately revised to reflect that this Agreement is a subcontract.

                (c)           To the extent a Flow-Down Provision is determined to be inapplicable to Hollister-Stier under the terms of this Agreement, Exhibit D shall automatically be amended and such provisions will automatically be deleted with no further action required by the Parties.
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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Effective Date.

FOR: Hollister-Stier Laboratories LLC /s/Marcelo Morales Signature	FOR: EMERGENT BIODEFENSE OPERATIONS LANSING LLC /s/Adam Havey Signature
Marcelo Morales Printed Name	Adam Havey Printed Name
CEO Title	President Title
December 15, 2010 Date Signed	December 9, 2010 Date Signed